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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE    Contacts: F. Randal Hunt
                                   Chief Financial Officer
                                   (508) 910-3200

                                   Lauren Belliveau
                                   Communications Specialist
                                   (508) 910-3673

                      Aerovox Announces Bankruptcy Filing

NEW BEDFORD, MA - June 7, 2001 - Aerovox Incorporated (Nasdaq.NM:ARVX) today announced that its U.S. operation yesterday filed a voluntary petition for reorganization pursuant to the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Massachusetts, Eastern Division.

The petition allows for reorganization of the Company's U.S. debts. The Company's two foreign subsidiaries, BHC Aerovox Ltd., in Weymouth, England and Aerovox de Mexico, located in Juarez and Mexico City, Mexico, are not included in the petition.

The Company plans to maintain its operations under the protection of the bankruptcy code and will continue to pursue strategic alternatives through its investment banker, Loeb Partners Corporation. The Company is also currently involved in negotiations to obtain debtor-in-possession financing.

The Company today also reported the receipt of a letter dated May 31, 2001 from NASDAQ notifying the Company that it has failed to maintain a minimum market value of public float of $5,000,000 and a minimum bid price of $1.00 over the last thirty consecutive trading days, as required by The Nasdaq National Market Marketplace Rules. The letter states that the Company will have until August 29, 2001, to regain compliance or written notification will be given that the Company's securities will be delisted. The Company may appeal such a decision. The Company does not at this time believe that it will be able to regain compliance with these listing requirements. In light of the bankruptcy filing, NASDAQ may suspend or terminate trading of the Company's securities.

Aerovox Incorporated is a leading manufacturer of film, paper and aluminum electrolytic capacitors. The Company sells its products worldwide, principally to original equipment manufacturers as components in electrical and electronic equipment. Aerovox has operations in New Bedford, Massachusetts; Huntsville, Alabama; Juarez and Mexico City, Mexico; and Weymouth, England.

Statements made in this press release which are not historical facts are forward looking and involve risks and uncertainties. We caution you that actual events or results may differ as a result of risks facing the company. Such risks include, but are not limited to, changes in the general economic conditions both in the u.s. and abroad, the actions of customers, competitors, suppliers and lenders, variations in foreign currencies, the weather, the ability to control product quality and delivery and our ability to solidify and grow existing and new market segments.

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